P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION NAMES CARY DUNSTON PRESIDENT AND CHIEF OPERATING OFFICER

WINCHESTER, Virginia (August 22, 2014) -- American Woodmark Corporation (NASDAQ: AMWD) today announced that Cary Dunston, Executive Vice President and Chief Operating Officer, has been promoted to President and Chief Operating Officer. In this position, Dunston will assume the additional responsibility for the finance and information technology functions of the Company.

Kent Guichard, Chairman and Chief Executive Officer, commented, “Over the past year, Cary has provided invaluable leadership in rebuilding the organization and meeting the needs of our customers and constituents as the industry continues to recover from the recession. Consolidating the additional support functions of finance and information technology will further enhance our ability to align all aspects of the Company in pursuit of the 2019 Vision to set the standard as a world class operation. I look forward to continuing to work with Cary as we drive the organization forward.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.